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                                                                      Exhibit 99


FOR IMMEDIATE RELEASE

Monday, October 4, 1999


Contact: David G. Ratz, Vice President
         (740) 286-3283


OAK HILL FINANCIAL, INC. COMPLETES TOWNE FINANCIAL CORP. MERGER

JACKSON, OHIO -- The merger of Towne Financial Corp. (OTC: TOFI) with and into Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) was completed on October 1, 1999. The merger was approved by the shareholders of both companies at their respective meetings on September 14, 1999.

The merger will be accounted for as a pooling of interests. Under the terms of the merger agreement, each Towne Financial shareholder will receive 4.125 shares of Oak Hill Financial common stock for each share of Towne stock. Based on Oak Hill's October 1 closing price, the transaction was valued at $16.2 million.

Oak Hill Financial is a bank holding company. Towne Financial operated Blue Ash Building & Loan, a thrift with four offices in suburban Cincinnati. In conjunction with the merger, the Blue Ash subsidiary has been converted to a commercial bank and renamed Towne Bank. The conversion was also effective October 1, 1999.

Including the Towne offices, Oak Hill Financial has 21 full-service banking facilities and three loan production offices in 13 counties in southern and central Ohio. The company also operates a consumer finance company with two offices in the same region. Based on June 30, 1999 financial data, the merged organization has $558.1 million in assets. With the merger, Oak Hill Financial has approximately 5.3 million common shares outstanding.